Exhibit 22.1

The following is a listing of subsidiaries that guarantee the DXP Enterprises, Inc. Credit Facilities (the "ABL Revolver" and “Term Loan B Agreement”) issued by DXP Enterprises, Inc.

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

Entity	Jurisdiction of Organization

PUMP-PMI, LLC	Delaware
PMI OPERATING COMPANY, LTD.	Texas
PMI INVESTMENT, LLC	Delaware
INTEGRATED FLOW SOLUTIONS, LLC	Delaware
DXP HOLDINGS, INC.	Texas
BEST EQUIPMENT SERVICE & SALES COMPANY, LLC	Delaware
B27 HOLDINGS CORP.	Delaware
B27, LLC	Delaware
B27 RESOURCES, INC.	Texas
PUMPWORKS 610, LLC	Delaware